Exhibit 99.1

OnDeck Announces Pricing of $225 Million Securitization

NEW YORK, April 10, 2018 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending to small business, announced today that it has priced $225 million initial principal amount of Series 2018-1 Fixed Rate Asset-Backed Notes (the “Notes”) in a private securitization transaction. The Notes, which will be issued in four classes, were priced with a weighted average fixed interest rate of 3.75% per annum. It is expected that DBRS, Inc., in satisfaction of one of the closing conditions, will rate the Notes at closing. The anticipated DBRS rating for the Class A Notes would be the highest rating ever for a class of notes in an asset-backed securitization of small business loans in the online lending industry. All of the Notes have a legal final payment date in April 2022, and certain other details are reflected below:

	Class A	Class B	Class C	Class D
Initial Principal Amount:	$177,500,000	$15,500,000	$20,000,000	$12,000,000
Fixed Interest Rate (per annum):	3.50%	4.02%	4.52%	5.85%
Anticipated DBRS Rating:	AA(sf)	A(sf)	BBB(sf)	BB(high)(sf)

“This highly successful financing will help further our mission of providing credit for small businesses while further reducing our cost of funds,” said Ken Brause, Chief Financial Officer, OnDeck. “The transaction demonstrates clear recognition by the institutional investor community that OnDeck’s lending platform can manage a growing small business loan portfolio in a responsible and disciplined manner. With over ten years of historical performance, the benefits of underwriting using OnDeck’s proprietary data and analytics engine and the OnDeck Score are clear,” he added.

The Notes will be issued by OnDeck Asset Securitization Trust II LLC (the “Issuer”), a wholly-owned subsidiary of OnDeck. The Notes will be secured by and payable from a revolving pool of OnDeck small business loans. The Issuer will be the sole obligor of the Notes; the Notes will not be obligations of or guaranteed by OnDeck or any of its other subsidiaries. OnDeck will act as the servicer of the loans securing the Notes.
The net proceeds from the Notes offering will be used by the Issuer together with other available funds to optionally prepay in full a prior notes issuance (the "Old Notes") that had a weighted average interest rate of 4.7% at December 31, 2017.

“We are pleased with the continued success of OnDeck’s securitization program as demonstrated by the pricing of our third transaction,” said Ron Elimelekh, Head of Capital Markets, OnDeck. “This issuance reflects OnDeck’s most successful securitization issuance to date, with strong investor interest resulting in broad participation by existing and new institutional investors, expected improvement in credit ratings, and a significant reduction in cost of funds despite a rising interest rate environment, and is a testament to the strength of OnDeck’s business model.”

The transaction is scheduled to close on April 17, 2018, subject to customary closing conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act” ), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered and are only being sold to qualified institutional buyers under Rule 144A under the Securities Act and, in the case of the Class A, Class B and Class C Notes, to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This press release shall not constitute a notice of optional prepayment with respect to, or effect an optional prepayment of, the Old Notes. Such notice, if given, will be made only in accordance with the documents governing the Old Notes.

About OnDeck

OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score ® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the company has deployed over $8 billion to more than 80,000 customers in 700 different industries across the United States, Canada and Australia. For more information, please visit www.ondeck.com.

About Credit Ratings

Credit ratings are opinions of the relevant rating agency. They are not facts and are not opinion of OnDeck. They are not recommendations to purchase, sell or hold any securities and if issued can be changed or withdrawn at any time.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “proposed,” "will," "enables," "expects," "allows," "continues," "believes," "anticipates," "estimates" or similar expressions. These include statements regarding the scheduled closing of the offering of Notes, the expectation of ratings from DBRS, Inc. on the Notes and the proposed use of proceeds including the optional prepayment of the Old Notes. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results differing from our forward-looking statements include risks relating to: failure of DBRS to rate the Notes at the anticipated ratings levels, which is a closing condition, or at all; changes in the financial markets, including changes in credit markets, interest rates, securitization markets generally and our proposed securitization in particular; the willingness of investors to buy the Notes; adverse developments regarding OnDeck, its business or the online or broader marketplace lending industry generally, any of which could impact what credit ratings, if any, are issued with respect to the Notes; the extended settlement cycle for the scheduled closing on April 17, 2018, which may exacerbate the foregoing risks; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission's website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Scott Reynolds
(646) 668-3551
sreynolds@ondeck.com

Media Contact:
Jim Larkin
(203) 526-7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.

SOURCE On Deck Capital, Inc.